Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
GeralynDeBusk, President, or HalaElsherbini, COO
972-458-8000

Beacon Enterprise Solutions Announces Additional Credit Facility

LOUISVILLE, KY, November 29 2010 -- Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, today announces the private placement of a new senior secured credit facility of up to $3 million in addition to its previously announced $4 million unsecured facility.

Under the terms of the offering, Beacon will issue up to a maximum $3,000,000 of 12 month Senior Secured Notes with warrants to purchase 100 shares of Beacon’s common stock at $1.00 per share for every $1,000 in principal invested.  The Notes bear interest at 9% APR.  Net proceeds will be used to repay and replace an existing Senior Secured Bank Note totaling approximately $300,000 and for additional working capital.  This funding is in addition to the $4 million unsecured credit facility announced in August of 2010, of which only approximately $335,000 is currently utilized.

“This financing increases our access to working capital from $4 million to up to $7 million and will provide for greater flexibility in funding our 2011 growth objectives,” stated Bruce Widener, CEO of Beacon.

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance.  Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website:www.askbeacon.com

This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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